Exhibit 4.12

Tenancy Agreement

An Agreement made the 2nd day of May 2024

BETWEEN Charm Vision Holdings Ltd. (holder HKID No. BR No. 66486329) of Flat D, 11/F., Houston Industrial Bldg., 32-40 Wang Lung Street, Tsuen Wan, N.T.. Hong Kong (correspondence address) in the S.A.R. of Hong Kong (hereinafter called “the Landlord” which expression shall where the context so admits include the person for the time being entitled to the reversion immediately expectant on the expiration of the term hereby created) of the one part and J-Long Ltd. (holder of HKID No. BR NO. 10115370) of Flat F, 8/F, Houston Ind Bldg , 39-40 Wang Lung St , (correspondence address)in the S.AR. of Hong Kong Tsuen Wan, N.T. Hong Kong

(hereinafter called “the Tenant” which expression shall where the context so admits include his successors in title) of the other part

WHEREBY IT IS AGREED as follows:

1.	The Landlord shall let and the Tenant shall take all that Flat D, 11/F., Houston Industrial Bldg., 32-40 Wang Lung St.„ Tsuen Wan, N.T.. Hong Kong (hereinafter referred to as “the said Premises”) under the terms and conditions herein contained.

2.	The term of the tenancy shall be 2 YEARS commencing from 2nd May 2024 (the effective Date) and shall (subject to earlier termination pursuant to Clauses 17 or 18 hereof) terminate automatically without notice upon the last day of the term of the tenancy.

3.	The said Premises shall be used for industrial purpose.

4.	The rent for the said Premises shall be HK$ 42,588.00 (Hong Kong Dollars 42,588.00) per month, inclusive of government rent, rates and management fees. All rents shall be paid in advance without any deduction.

For reference purpose only

Annual Rent — yearly figure

The rent for the said Premise shall be HK$511,056.00 (Hong Kong Dollars 511,056.00 ) per annum inclusive of government rent, rates and management fees, payable annually with the payment due in 30 April every calendar year. Rent payment for any period during the term hereon, which is for less than 1 year shall be a pro-rata portion of the annual rent.

5.	The Landlord shall pay the Property tax payable in respect of the Premises.

6.	The Tenant shall pay to the Landlord the Security Deposit HK$ 42,588.00 (Hong Kong Dollars 42,588.00) for the due observance and performance of the terms and conditions therein contained and on his part to be observed and performed which said Security Deposit shall be held by the Landlord throughout the Term of this Agreement. Provided that there is no Antecedent breach of any of the terms and conditions herein contained, the Landlord shall refund the Security Deposit to the Tenant without interest within 14 days from the date of delivery of vacant possession of the Premises to the Landlord or settlement of any outstanding payment owed by the Tenant to the Landlord, whichever is later. If the Tenant shall commit a breach of any of the terms and conditions herein contained, this Agreement shall immediately be terminated and the Security Deposit paid under this clause shall be absolutely forfeited to the Landlord as and for liquidated damages (but not as penalty) and the rights and remedies given to the Landlord by this clause shall not prejudice any other right of action or any remedy of the Landlord in respect of such breach by the Tenant. The Tenant shall pay the Rent in advance on the _day of each and every calendar month during the Term of Tenancy. If the Tenant shall fail to pay the Rent after 7 days from the due date, the Landlord shall have right to institute appropriate action to recover the rent and all costs, expenses and other outgoings so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recoverable in full by the Landlord.

7.	The Tenant shall not make any alteration and/or additions to the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

8.	The Tenant shall not assign, transfer, sublet or part with the possession of the Premises or any part thereof to any other person. This tenancy shall be personal to the party named herein.

9.	The Tenant shall comply with all ordinances, regulations and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of Mutual Covenant (if any) relating to the Premises. The Tenant shall not contravene any negative or restrictive convenants contained in the Government Lease(s) under which the Premises are held from the Government.

10.	The Tenant shall during the Term of Tenancy pay and discharge all charges in respect of water, electricity, gas and telephone and other similar charges payable in respect of the Premises.

11.	The Tenant shall during the Term of Tenancy keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner termination of this tenancy.

12.	Provided the Tenant shall have paid the Rent and other outgoings on the days and in the manner herein provided and observe and perform the terms and conditions herein contained and on the Tenant’s part to be observed and performed, the Tenant shall peacefully hold and enjoy the Premises during the Term of Tenancy without any interruption by the Landlord.

13.	(a) Subject to Clause (b) here below, the Landlord shall keep and maintain the structural parts of the Premises and the main drains, pipes and cables in proper state of repair Provided that the Landlord’s liability shall not be incurred unless and until written notice of any defect or want of repair has been given by the Tenant to the Landlord and the Landlord shall have failed to take reasonable steps to repair and remedy the same after the lapse of a reasonable time from the date of service of such notice.

(b) Notwithstanding anything contained hereabove, the Tenant shall be responsible for all costs in cleansing or clearing any of the drains, pipes or sewage inside the Kitchen and/or Toilet of the said Premises.

14.	The Stamp Duty payable on this Agreement shall be borne by the Landlord and the Tenant in equal shares. The Tenant shall be entitled to a rent free period from the_to_(both days inclusive) provided that the Tenant shall be responsible for the charges of water, electricity, gas, telephone and other outgoings payable in respect of the Premises during such rent free period.

15.	Notwithstanding anything contained hereof AND provided that the Landlord has not exercise the option pursuant to Clause 18 of this Agreement, it is agreed that at any time after the expiry of 12 months from the Effective Date the Tenant may exercise the option to terminate the lease by serving months’ written notice to that effect on the Landlord or paying months’ rent in lieu of the notice to the Landlord. The length of the tenancy shall not be less than_ months inclusive of months’ written notice.

16.	Notwithstanding anything contained hereof AND provided that the Tenant has not exercise the option pursuant to Clause 17 of this Agreement, it is agreed that at any time after the expiry of 12 months from the Effective Date the Landlord may exercise the option to terminate the lease by serving months’ written notice to that effect on the Tenant or paying months’ rent in lieu of the notice to the Tenant. The length of the tenancy shall not be less than_ months inclusive of months’ written notice.

17.	This agreement supersedes all prior negotiation, representation, understanding and agreements of the parties hereto.

18.	If there is any conflict between the English version and the Chinese version in this agreement, the English version shall prevail.

Acknowledged the receipt of the Security Deposit of	Acknowledged the receipt of _______key(s) of the
HK$42,588.00 by the Landlord	Premises by the Tenant

/s/ CHARM VISION HOLDINGS LIMITED	/s/ J-LONG LIMITED
HKID/B.R. No. 66486329	HKID/B.R. No. 10115370

Confirmed and Accepted all the terms and conditions contained herein by the Landlord	Confirmed and Accepted all the terms and conditions contained herein by the Tenant

/s/ CHARM VISION HOLDINGS LIMITED	/s/ J-LONG LIMITED
HKID/B.R. No. 66486329	HKID/B.R. No. 10115370

Witnessed by:

3